UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CYTORI THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 16, 2012

CYTORI THERAPEUTICS, INC.	Meeting Location
Headquarters	HILTON SAN DIEGO/DEL MAR
3020 CALLAN RD	15575 JIMMY DURANTE BLVD.
SAN DIEGO, CALIFORNIA 92121	DEL MAR, CALIFORNIA 92014
Online Location
www.virtualshareholdermeeting.com/cytx

Dear Cytori Therapeutics, Inc. Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of the stockholders of Cytori Therapeutics, Inc.  The Annual Meeting will be held on August 16, 2012, commencing at 9:00 a.m., San Diego local time.

For your convenience, you may attend the meeting virtually via the Internet where you will be able to vote electronically and submit questions during the meeting. To enter the meeting and to vote, you must use your 12-digit control number printed on your proxy voting card. To vote your shares prior to the meeting, please go to www.proxyvote.com and follow the instructions on the proxy card.

 The items of business for the meeting are:

•	Election of members of our Board of Directors for a one-year term; and

•	Ratification of appointment of the independent registered public accounting firm.

In addition, we will address any other business properly brought before the meeting.

We have made our Proxy Statement available to you via mail and on the Internet. The Proxy Statement contains more information about these items and the meeting.  Stockholders that own stock at the close of business on June 20, 2012, the record date for the Annual Meeting, can vote at the meeting.  A list of our stockholders entitled to vote will be available for inspection by any stockholder at our offices in San Diego, during normal business hours for ten business days prior to the meeting. This list will also be available during the meeting.

As permitted by rules adopted by the U.S. Securities and Exchange Commission, we are using the Internet as our primary means of furnishing proxy materials to our stockholders. We will send our stockholders a notice with instructions for accessing the proxy materials and voting electronically over the Internet or by telephone.  The notice also provides information on how stockholders may request paper copies of our proxy materials.  For those stockholders who elect to receive their proxy materials in the mail, please review the Proxy Statement and Annual Report and vote using the enclosed proxy card.

We hope that you will find it convenient to attend the meeting in person.  Whether or not you expect to attend, please vote electronically over the Internet or by telephone, or if you receive a proxy card in the mail, by mailing the completed proxy card to the Company to ensure your representation at the meeting and the presence of a quorum.  If you decide to attend the meeting and wish to change your vote, you may do so by voting in person at the meeting.  If your shares are held in the name of a bank or broker, however, you must obtain a legal proxy from the bank or broker to attend the meeting and vote in person.

By Order of the Board of Directors,
CHRISTOPHER J. CALHOUN
Chief Executive Officer
San Diego, California, USA
July 5, 2012

Cytori Therapeutics, Inc.
3020 Callan Road
San Diego, CA  92121
(858) 458-0900

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

The 2011 Annual Report to Stockholders, including financial statements, is being made available to stockholders together with these proxy materials on or about July 5, 2012.

This Proxy Statement is being furnished in connection with the solicitation of proxies by and on behalf of our Board of Directors to be used at our Annual Meeting of stockholders to be held on August 16, 2012 at 9:00 a.m., San Diego local time, and at any postponement of the Annual Meeting, for the purposes set forth in the accompanying notice of Annual Meeting.

We have fixed the close of business on June 20, 2012 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting.  Only holders of record of shares of our common stock on that date are entitled to notice of and to vote at the Annual Meeting.

Questions and Answers about the Meeting and Voting

1.           What is a Proxy Statement and why has this Proxy Statement been provided to me?

A Proxy Statement is a document that the U.S. Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to sign a proxy card with regard to voting on proposals at the Annual Meeting.  Among other things, a Proxy Statement describes those proposals and provides information about us.  Our Board of Directors is soliciting your proxy to vote at the Annual Meeting and at any postponement of the Annual Meeting.  The Annual Meeting will be held at the Hilton San Diego/Del Mar, 15575 Jimmy Durante Blvd., Del Mar, CA 92014.  We will use the proxies received in connection with proposals to:

·	Elect directors;

·	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year;

·	Transact any other business that is proposed in accordance with our by-laws before the Annual Meeting is finally adjourned.

2.           Why did I receive a notice in the mail regarding Internet availability of proxy materials this year instead of a full set of proxy materials?

We are now providing access to our proxy materials on the Internet.  Some Stockholders (those who hold in “Street Name”) will not receive printed copies of the proxy materials unless requested. Instead, these stockholders will receive a Notice of Internet Availability of Proxy Materials that will instruct you as to how you may access and review the proxy materials on the Internet. The Notice explains how you may vote your proxy. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting printed materials included in the Notice.

3.           What is a proxy?

A proxy is your legal designation of another person to vote the stock you own.  That designee is referred to as a proxy holder. Designation of a particular proxy holder can be effected by completion of a written proxy card, or by voting via the Internet or by telephone.  Our Chief Executive Officer and Director, Christopher J. Calhoun, and our President and Director, Marc H. Hedrick, M.D., have each been designated as the proxy holders for the Annual Meeting.

4.           What is the difference between a stockholder of record and a beneficial owner who holds stock in street name?

You are a stockholder of record, or a “registered holder”, if your shares are registered in your own name through our transfer agent. You are a beneficial owner of our stock in street name if you hold your shares through a broker, bank or other third party institution (in this situation, the banks, brokers, etc. are the stockholders of record).   The vast majority of our stockholders are represented on our share register in the name of a bank, broker or other third party institution and not in their own name. If you have elected to hold your shares in certificate form, your name will appear directly on our register as a stockholder of record.

5.           What different methods can I use to vote?

If you are a registered holder and you are viewing this proxy over the Internet, you may vote electronically over the Internet. For those stockholders who receive a paper proxy in the mail, you may also vote electronically over the Internet or by telephone or by completing and mailing the proxy card provided. The website identified in our Notice of Internet Availability of Proxy Materials provides specific instructions on how to vote electronically over the Internet. Those stockholders who receive a paper proxy by mail, and who elect to vote by mail, should complete and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials.

If you are the beneficial owner of stock in street name, that is, your shares are held in the name of a brokerage firm, bank or other nominee; you will receive instructions from your broker, bank or other nominee that must be followed in order for you to vote your shares. Your broker will be sending you a Notice of Internet Availability which contains instructions on how to access the website and to vote your shares. If, however, you have elected to receive paper copies of our proxy materials from your brokerage firm, bank or other nominee, you will receive a voting instruction form. Please complete and return the enclosed voting instruction form in the addressed, postage paid envelope provided.

Stockholders who have previously elected to access our proxy materials and annual report electronically over the Internet will continue to receive an email, referred to in this Proxy Statement as an email notice, with information on how to access the proxy information and voting instructions.

Only proxy cards and voting instruction forms that have been signed, dated and timely returned and only proxies that have been timely voted electronically or by telephone will be counted in the quorum and voted.  The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time, August 15, 2012.

Stockholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

You may also vote your shares in person at the Annual Meeting. If you are a registered holder, you may request a ballot at the Annual Meeting. If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from your broker, bank or other nominee and bring it with you to the Annual Meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you receive more than one Notice of Internet Availability of Proxy Materials, email notice, proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please vote your shares held in each account to ensure that all of your shares will be voted.

6.           What is the record date and what does it mean?

The record date for the 2012 Annual Meeting is June 20, 2012. The record date is established by our Board of Directors as required by Delaware General Corporation law.  Owners of our common stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any postponements of the meeting.

7.           How can I change my vote?

You may revoke your proxy and change your vote at any time before the final vote at the meeting.  You can revoke a proxy by giving written notice or revocation to our corporate secretary, following the Internet voting instructions, delivering a later dated proxy, or voting in person at the meeting.  However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your proxy be revoked.

8.           What are my voting choices when voting for director nominees and what vote is needed to elect directors?

In voting on the election of director nominees to serve until the 2013 Annual Meeting, stockholders may vote in favor of each nominee, or may withhold votes as to each nominee. In addition, if any other candidates are properly nominated at the meeting, stockholders of record who attend the meeting could vote for the other candidates.  Directors will be elected by a plurality of the votes cast. Stockholders are not entitled to cumulative voting rights with respect to the election of directors.  Abstentions and broker non-votes will have no direct effect on the election of directors.

The Board recommends a vote “FOR” each of the director nominees identified in this proxy statement.

9.           What are my voting choices when voting to ratify the selection of our independent registered public accounting firm?

In voting on the ratification of the appointment our independent registered public accounting firm, stockholders may vote in favor of or against the appointment, or may abstain from voting on the appointment. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions will be counted as present for purposes of determining a quorum and are considered shares present and entitled to vote and thus will have the effect of a vote “AGAINST” this proposal.  Broker non-votes will have no direct effect on this proposal.

The Board recommends a vote “FOR” ratification.

10.           How will a proxy get voted?

If you properly complete and return a proxy card or vote by Internet or by telephone, the designated proxy holders will vote your shares as you have directed. If you sign a proxy card but do not make specific choices or if you vote by Internet or telephone but do not make specific choices, the designated proxy holders will vote your shares as recommended by the Board of Directors as follows:
•	“FOR” the election of each listed nominee for director;

•	“FOR” ratification of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year.

11.           How are abstentions and broker non-votes counted?

Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.    An abstention occurs when a stockholder withholds his or her vote by checking the “abstain” box on the proxy card or (if present and voting at the meeting) a ballot.  A broker non-vote occurs when a broker, bank, or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers submits a proxy for the Annual Meeting, but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.   Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote those shares on routine matters, but not on non-routine matters.  Routine matters include the ratification of the appointment of our independent registered public accounting firm.  Non-routine matters include the election of directors.

12.           Who pays for the solicitation of proxies?

We pay the entire cost of the solicitation of proxies.  This includes preparation, assembly, printing, and mailing of the Notice of Internet Availability, this Proxy Statement and any other information we send to stockholders.  We may supplement our efforts to solicit your proxy in the following ways:

•	We may contact you using the telephone or electronic communication;

•	Our directors, officers, or other regular employees may contact you personally; or

•	We may hire agents for the sole purpose of contacting you regarding your proxy.

If we hire soliciting agents, we will pay them a reasonable fee for their services.  We will not pay directors, officers, or other regular employees any additional compensation for their efforts to supplement our proxy solicitation.  We anticipate banks, brokerage houses and other custodians, nominees, and fiduciaries will forward soliciting material to the beneficial owners of shares of common stock entitled to vote at the Annual Meeting and that we will reimburse those persons for their out-of-pocket expenses incurred in this connection.

13.           What constitutes a quorum?

In order for business to be conducted at the Annual Meeting, a quorum must be present.  A quorum exists when at least 33 ⅓ % of the holders of shares of common stock issued, outstanding and entitled to vote are represented at the meeting.  Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

14. How many votes may I cast? How many shares are eligible to be voted?

You may cast one vote for every share of our common stock that you owned on the record date.  On March 31, 2012, there were 58,428,606 shares of our common stock outstanding. We anticipate that as of the record date, we will have approximately 59,000,000 shares of common stock outstanding, each of which is entitled to one vote.

15.           How will voting on "any other business" be conducted?

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any additional business is presented at the Annual Meeting, your signed proxy card gives authority to the designated proxy holders to vote on such matters at their discretion.

PROPOSAL #1.

ELECTION OF DIRECTORS

The Board of Directors, upon recommendation of our Governance and Nominating Committee, has nominated the following persons listed below for election as directors.  The names of the nine nominees for election as directors are set forth below (the ages shown are as of August 16, 2012).  Each of the nominees is currently serving as a member of our Board of Directors. All directors are elected annually and serve a one-year term until the next Annual Meeting, or until their respective successors are duly elected.  All of the nominees listed below are expected to serve as directors if they are elected.  If any nominee should decline or be unable to accept such nomination or to serve as a director, an event which our Board of Directors does not now expect, our Board of Directors reserves the right to nominate another person or to vote to reduce the size of our Board of Directors.  If another person is nominated, the proxy holders intend to vote the shares to which the proxy relates for the election of the persons nominated by our Board of Directors.

For more information on nomination of directors, see “Director Nominations” below in the section entitled “Corporate Governance.”

The Board of Directors recommends a vote “FOR” the nominees named below:

Nominees and Business Experience

Name	Age	Position
Lloyd H. Dean	62	Chairman of the Board of Directors
Christopher J. Calhoun	46	Chief Executive Officer and Director
Richard J. Hawkins	63	Director
Paul W. Hawran	60	Director
Marc H. Hedrick, MD	50	President and Director
Ronald D. Henriksen	73	Director
E. Carmack Holmes, MD	74	Director
David M. Rickey	56	Director
Tommy G. Thompson	70	Director

Lloyd H. Dean joined Cytori Therapeutics as a Director in November 2010. Mr. Dean has served as the President/Chief Executive Officer and Director of Dignity Health, formerly Catholic Healthcare West, the eighth largest healthcare systems in the United States, located in San Francisco, California, since 2000. Previously, Mr. Dean held positions as the executive vice president and chief operating officer of Advocate Health Care, and various management positions with the Upjohn Company. Mr. Dean is also chairman and director of California Health Association of USA, a director of Mercy Housing Inc., a director of Wells Fargo & Company, and chair of the board of directors of the Bay Area Council. He is a member of McKesson’s Advisory Board, the Health Research and Development Institute, San Francisco Mayor Gavin Newsom’s Universal Healthcare Council, Governor Schwarzenegger’s California Commission for Jobs and Economic Growth, and the San Francisco Committee on JOBS. Mr. Dean holds a Master’s Degree in education from Western Michigan University and also is a graduate of Pennsylvania State University’s Executive Management Program. Mr. Dean’s qualifications to sit on our Board of Directors include his extensive executive experience, and his service on other public company boards and committees.

Christopher J. Calhoun is a co-founder of the Company and has served as Chief Executive Officer and Director since 1997.   Mr. Calhoun also served as our President from April 2002 to May 2005 and from 1996 to 1998. He is a co-inventor on multiple U.S. and international patents for medical devices and implant instrumentation, and was involved in research and management for the Plastic Surgery Bone Histology and Histometry Laboratory at the University of California, San Diego.  Mr. Calhoun is a co-founder and Chairman of the Board of Leonardo MD, and previously served on the Board of Directors of StemSource, Inc. which was acquired by the Company in 2002. Mr. Calhoun earned a B.A. from the University of California, San Diego and an M.B.A from the University of Phoenix.  Mr. Calhoun’s qualifications to sit on our Board of Directors include his knowledge of the medical device business, his experience in manufacturing, biotechnology and regenerative medicine, and his in-depth operating experience as a senior executive of our company, and his service on other company boards.

    Richard J. Hawkins has served as a Director of the Company since December 2007.  In 1982, Mr. Hawkins founded Pharmaco, a clinical research organization (CRO) that merged with the predecessor of PPD-Pharmaco in 1991 and is one of the largest CROs in the world today.  In 1992, Mr. Hawkins co-founded Sensus Drug Development, which developed and received regulatory approval for SOMAVERT®, a growth hormone antagonist approved for the treatment of acromegaly, which is now marketed by Pfizer in both the United States and Europe, and he served as Chairman until 2000.  In 1994, Mr. Hawkins co-founded Corning Biopro, a contract protein manufacturing firm where he served on the Board until 2000.  In September 2003 Mr. Hawkins founded LabNow, Inc., a privately held company that develops lab-on-a-chip sensor technology, where he served as the Chairman and CEO until October 2009.  Mr. Hawkins has served on the Board of SciClone Pharmaceuticals, Inc. since October 2004.  In February 2011, Mr. Hawkins became CEO, and is currently CEO, of Lumos Pharma, Inc., a start-up pharma company. He served on the Presidential Advisory Committee for the Center for Nano and Molecular Science and Technology at the University of Texas in Austin, and was inducted into the Hall of Honor for the College of Natural Sciences at the University of Texas.  Mr. Hawkins graduated cum laude with a B.S. in Biology from Ohio University.  Mr. Hawkins’s qualifications to sit on our Board of Directors include his executive experience working with life sciences companies, his extensive experience in pharmaceutical research and development, his knowledge, understanding and experience in the regulatory development and approval process and his service on other public company boards and committees.

Paul W. Hawran joined us as a Director in February 2005.  Mr. Hawran has held various strategic, financial and operational positions in the health care industry for over 30 years.  Currently, Mr. Hawran is a Founder and President and CEO of Ascendant MDx, a molecular diagnostic testing company focused on women’s health care, since November, 2010.  Prior to Ascendant MDx, Mr. Hawran was the Chief Financial Officer of Sequenom, Inc., a publicly traded genetics company, from April, 2007 to September, 2009, served on their Board of Directors from August, 2006 to February, 2007 and was the Chairman of the Audit Committee of the Board of Directors.  Mr. Hawran also served as a Founder, Executive Vice President and Chief Financial Officer of Neurocrine Biosciences, Inc. from May 1993 through September 2006, and as a Senior Advisor to Neurocrine from September 2006 through April 2007. Neurocrine Biosciences, Inc. is a publicly traded company engaged in pharmaceutical drug development. Mr. Hawran was employed by SmithKline Beecham (now Glaxo SmithKline) from July 1984 to May 1993, most recently as Vice President and Treasurer.  Prior to joining SmithKline in 1984, he held various financial positions at Warner Communications (now Time Warner) involving corporate finance and financial planning and forecasting. Mr. Hawran earned a B.S. in Finance from St. John's University and an M.S. in Taxation from Seton Hall University. He is a Certified Public Accountant (currently inactive) and is a member of the American Institute of Certified Public Accountants.  Mr. Hawran’s qualifications to sit on our Board of Directors include his executive experience in life sciences industries, his extensive experience in corporate finance and financial planning, his status as a audit committee financial expert within the meaning of Item 407(d)(5) of SEC Regulation S-K and his service on other public company boards and committees.

Marc H. Hedrick, M.D. was appointed President of the Company in May 2004, and joined us as Chief Scientific Officer, Medical Director and Director in October 2002.  In December 2000, Dr. Hedrick co-founded and served as President and Chief Executive Officer and Director of StemSource, Inc., a company specializing in stem cell research and development, which was acquired by the Company in 2002.  He is a plastic surgeon and is a former Associate Professor of Surgery and Pediatrics at the University of California, Los Angeles (UCLA).  From 1998 until 2005, he directed the Laboratory of Regenerative Bioengineering and Repair for the Department of Surgery at UCLA.  Dr. Hedrick earned his M.D. degree from University of Texas Southwestern Medical School, Dallas and an M.B.A. from UCLA Anderson School of Management.  Dr. Hedrick’s qualifications to sit on our Board of Directors include his experience as a general, vascular and plastic surgeon; his academic appointments and achievements in the life sciences; his executive and managerial experience in stem cell research and scientific product, and his foundational knowledge, experience and contributions to the specific technology and operations of our company.   In addition, Dr. Hedrick has extensive global experience and familiarity with the cell therapy and regenerative medical industry.

Ronald D. Henriksen joined us as a Director in October 2002 and was appointed Chairman of the Board in April 2007 and retired from the Chairmanship in April 2011, remaining a Director.  Mr. Henriksen was previously a board member of our predecessor, StemSource, Inc., and has more than 40 years of experience in healthcare, pharmaceutical, biotechnology and consulting and venture capital industries.  Mr. Henriksen has served as Chief Executive Officer of Twilight Ventures, LLC since 2001, and in 2002, he founded EndGenitor Technologies, Inc., an adult stem cell company, where he has served as President and CEO since 2002.  In 2007, Mr. Henriksen retired from the Board of Directors of QLT, Inc. Canada’s largest biopharmaceutical company, after ten years of service as a director.  For 23 years, Mr. Henriksen was employed by Eli Lilly & Company and served in a variety of marketing, financial and international management positions.  In 1987, Mr. Henriksen became Eli Lilly & Company’s first Director of Corporate Business Development and served in that position until 1993.  Mr. Henriksen was President/CEO of Khepri Pharmaceuticals, a biotechnology company, from 1993 to 1995, and from 1996 to 1998 was CEO of Itasca Ventures, LLC.  From 1998 until 2002 Mr. Henriksen was President of the Advanced Research & Technology Institute of Indiana University. Mr. Henriksen also served on the Board of Directors of StemSource, Inc., which was acquired by the Company in 2002. He received his B.S. in Industrial Administration from Iowa State University in 1961 and an M.B.A. from Harvard Business School in 1967. Mr. Henriksen also served as an officer in the U.S. Navy from 1961 to 1965.  Mr. Henriksen’s qualifications to sit on our Board of Directors include his more than 40 years of experience in healthcare, pharmaceutical, biotechnology and consulting and venture capital industries, and his service as a director on both private and public company boards and committees.

E. Carmack Holmes, M.D. joined the Company as Director in August 2003. Dr. Holmes served as the Surgeon-in-Chief of the University of California Los Angeles (UCLA) Medical Center and held the position of William P. Longmire, Jr. Professor and Chairman, Department of Surgery, UCLA School of Medicine, from 1994 to 2004. He joined UCLA in 1973 and has held professorial positions in the Divisions of Cardiothoracic Surgery and Surgical Oncology for over 30 years.   He served as Vice-Chairman for five years prior to holding the positions of Chairman and Surgeon-in-Chief.    He also founded and served as Director of the Wunderman Foundation Cell Growth Regulation Program.   Dr. Holmes is the recipient of numerous awards and grants and professional memberships including the American Surgical Association, the American College of Surgeons and the Association for Academic Surgeons. He has authored 250 medical publications throughout his career and has been an internationally invited lecturer for over 25 years. His surgical training was conducted at Johns Hopkins University and the National Cancer Institute at the National Institutes of Health (NIH). Dr. Holmes also served on the Board of Directors of StemSource, Inc. which was acquired by the Company in 2002. Dr. Holmes graduated from Duke University and holds an M.D. from the University of North Carolina Medical School.  Dr. Holmes’s qualifications to sit on our Board of Directors include his medical and academic experience at a prominent institution, his experience with stem cell research and his prominent status as a surgeon, author and international lecturer.

David M. Rickey has served as a Director of the Company since November 1999.  Mr. Rickey was President and Chief Executive Officer of Applied Micro Circuits Corporation (AMCC), which provides high-performance, high-bandwidth silicon solutions for optical networks, from February 1996 to March 2005.  Mr. Rickey served on the Board of Directors of AMCC from February 1996 to March 2005, and as its Chairman of the Board from August 2000 to March 2005. Mr. Rickey also served as a Director of AMI Semiconductor, Inc. from 2000 to 2006 and was a Director of Netlist, Inc. from 2005 to 2008, as well as several private technology companies.  He holds a B.S. from Marietta College, a B.S. from Columbia University and an M.S. from Stanford University.  Mr. Rickey’s qualifications to sit on our Board of Directors include his extensive executive experience, and his service on other public company boards and committees.

Tommy G. Thompson joined us as a Director in April, 2011.  Mr. Thompson was a partner at the law firm of Akin Gump Strauss Hauer & Feld from March 2005 to January 2012.  He served as U.S Department of Health and Human Services Secretary from January 2001 to January 2005, and was Governor of Wisconsin from January 1987 to January 2001.  Mr. Thompson was the Chairman of the Board of Logistics Health, Inc., having been President from February 2005 to January 2011.  Mr. Thompson has served as a Director of C.R. Bard since August 2005; a Director of CareView Communications, Inc. since July 2005; a Director of Centene Corporation since April 2005 and a Director of United Therapeutics Corporation since February 2011.  He also served as Chairman of the Board of AGA Medical Corporation from July 2005 to November 2011.  He is a recipient of the prestigious Horatio Alger Award and has served as chairman of the National Governors’ Association, the Education Commission of the States, and the Midwestern Governors’ Conference. Mr. Thompson received both his B.S. and his J.D. from the University of Wisconsin-Madison and also served in the Wisconsin National Guard and the Army Reserve.  Mr. Thompson’s qualifications to sit on our Board of Directors include his significant experience in the healthcare industry both as a public official and in the private sector; his advocacy of innovative solutions to health care challenges, and his service on other public company boards and committees.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES TO THE BOARD OF DIRECTORS NAMED ABOVE.

PROPOSAL #2.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and has further directed that we submit the selection of the independent registered public accounting firm for ratification by our stockholders at the Annual Meeting.  KPMG was our independent registered public accounting firm for the fiscal year ended December 31, 2011.  The selection of the independent registered public accounting firm is not required to be submitted for stockholder approval.  However, if the stockholders do not ratify this selection, the Audit Committee will reconsider its selection of KPMG. Even if the selection is ratified, our Audit Committee may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that the change would be in the Company’s best interests.

Representatives of KPMG will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Additional information concerning the Audit Committee and KPMG can be found in the “Audit Matters” section of this Proxy Statement.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012.

CORPORATE GOVERNANCE

During 2011, the Board of Directors held seven meetings; the Audit Committee held eight meetings; the Compensation Committee held five meetings; the Governance and Nominating Committee held three meetings, and the Special Pricing Committee held four meetings.

Each member of the Board of Directors attended 75% or more of the aggregate of (i) the total number of Board meetings held during the period of such member’s service and (ii) the total number of meetings of committees of the Board of Directors on which such member served, during the period of such member’s service.

All board members are encouraged to attend our annual stockholders’ meetings in person.

Board Independence

The Board of Directors has determined that Messrs. Henriksen, Hawkins, Hawran, Rickey, Dean, Thompson, and Dr. Holmes are “independent” under the rules of the NASDAQ Stock Market.  Under applicable SEC and the NASDAQ rules, the existence of certain “related person” transactions above certain thresholds between a director and the Company are required to be disclosed and preclude a finding by the Board that the director is independent.  The Board of Directors is not able to consider Mr. Calhoun, our Chief Executive Officer, or Dr. Hedrick, our President, independent, as a result of their respective employment with us during the past three years.

Board of Directors Leadership Structure

Our bylaws and governance principles provide the Board of Directors with the flexibility to combine or separate the positions of Chairman and Chief Executive Officer.  Historically, these positions have been separate.  Our Board believes that the separation of these positions strengthens the independence of our Board and allows us to have a Chairman focused on the leadership of the Board while allowing our Chief Executive Officer to focus more of his time and energy on managing our operations.  The Board currently believes this structure works well to meet the leadership needs of the Board and of the Company.  Mr. Calhoun, our Chief Executive Officer, has deep industry expertise and is able to devote substantial time to the Company, and Mr. Dean, our Chairman, is able to devote focus on longer term and strategic matters, and to provide related leadership to the Board.  As a result, we do not currently intend to combine these positions; however a change in this leadership structure could be made if the Board of Directors determined it was in the best long-term interests of stockholder based upon a departure of either our Chief Executive Officer or Chairman.  For example, if the two roles were to be combined, we believe that the independence of the majority of our directors, and the three fully independent Board committees, would provide effective oversight of our management and the Company.

The Board’s Role in Risk Oversight

The Board’s role in risk oversight includes assessing and monitoring risks and risk management.  The Board reviews and oversees strategic, financial and operating plans and holds management responsible for identifying and moderating risk in accordance with those plans.  The Board fulfills its risk oversight function by reviewing and assessing reports from members of management on a regular basis regarding material risks faced by the Company and applicable mitigation strategy and activity, not less than quarterly.  The reports cover the critical areas of operations, sales and marketing, development, regulatory and quality affairs, intellectual property, clinical development, legal and financial affairs.  The Board and its Committees (described below) consider these reports; discuss matters with management and identify and evaluate any potential strategic or operational risks, and appropriate activity to address those risks.

Board Committees

The Board of Directors has standing Audit, Compensation, Executive, and Governance and Nominating Committees.  All members of the Compensation Committee, Audit Committee, and Governance and Nominating Committee are independent directors. In January 2012, the Board expanded the Executive Committee to replace the prior Executive Committee and Special Pricing Committee of the Board.

    Compensation Committee.  The Compensation Committee consists of David M. Rickey (Chairman), Ronald D. Henriksen, Paul W. Hawran and Richard J. Hawkins. Each of these members is independent as defined by NASDAQ, a “Non-Employee Director” as defined by rule 16b-3(b)(3)(i) of the Securities Exchange Act of 1934, as amended, and an “outside director” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended.  The Committee Chairman is responsible for setting the Committee’s calendar and meeting agenda.

The Compensation Committee is responsible for developing and implementing compensation programs for our executive officers and other employees, subject only to the discretion of the full Board.  More specifically, our Compensation Committee establishes base salary rates for each of the Company’s officers, and administers our Amended and Restated 1997 Stock Option and Stock Purchase Plan, our 2004 Equity Incentive Plan, our Executive Management Incentive Compensation Plan, and our 2011 Employee Stock Purchase Plan.  This Committee establishes the compensation and benefits for our Chief Executive Officer and other executive officers, and annually reviews the relationship between our performance and our compensation policies as well as assessing any risks associated with our compensation policies.  In addition, this Committee reviews and advises the Board concerning regional and industry-wide compensation practices and trends in order to assess the adequacy of our executive compensation programs.  The charter of the Compensation Committee has been established and approved by the Board of Directors, and a copy of the charter has been posted on our website at www.cytori.com under Investor Relations – Corporate Governance.

The Compensation Committee has delegated to our CEO the authority to award stock option grants to non-executive employees from a pool of stock options set aside by the Committee from time to time.  Any grant made from such pool to a non-executive employee may not exceed 16,000 shares and all of the grants shall have an exercise price equal to the fair market value of our Common Stock on the grant date.  We have a written policy that addresses the dates on which it is appropriate to grant such options.  In addition, Mr. Calhoun:

•	Makes recommendations to the Committee regarding the base salary, bonus and stock option award levels for our other executive officers; and

•
Provides an annual recommendation to the Committee regarding overall Company performance objectives for the year and the individual performance objectives of each of our executive officers with respect to our Executive Management Incentive Compensation Plan, and reports to the Committee on the satisfaction of each such objective.

Mr. Calhoun attends some of the meetings of the Committee upon invitation, but does not participate in the executive sessions of the Committee.

    Audit Committee.  During 2011, Mr. Hawran (chairman), Mr. Henriksen, Mr. Hawkins and Mr. Rickey served as members of our Audit Committee. Mr. Rickey resigned from the Committee in March 2010 and rejoined the Committee in January 2011.  Also in January 2011, Mr. Hawkins and Mr. Henriksen were replaced on the Committee by E. Carmack Holmes, M.D.  In April 2011, Mr. Henriksen replaced Dr. Holmes on the Audit Committee.  The Audit Committee is comprised solely of independent directors, as defined by NASDAQ.  The Board of Directors has determined that Mr. Hawran is an “audit committee financial expert” within the meaning of Item 407(d)(5) of SEC Regulation S-K.  The charter of the Audit Committee has been established and approved by the Board of Directors, and a copy of the charter has been posted on our website at www.cytori.com under Investor Relations – Corporate Governance.

The Audit Committee selects our auditors, reviews the scope of the annual audit, approves the audit fees and non-audit fees to be paid to our auditors, and reviews our financial accounting controls with the staff and the auditors.  The Audit Committee is also charged with review and oversight of management’s enterprise risk management assessment.

Governance and Nominating Committee.  Mr. Hawkins (chairman), Dr. Holmes, and Mr. Dean served as members of our Governance and Nominating Committee in 2011.  In August 2011, Mr. Tommy Thompson joined the Governance and Nominating Committee.  The Governance and Nominating Committee is comprised solely of independent directors, as defined by NASDAQ.  The Governance and Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Board, evaluates the effectiveness of the Board and its serving members, and recommends the structure, responsibility and composition of the committees of the Board.  The Committee is also responsible for recommending guidelines and policies for corporate governance for adoption by the Board, and for evaluating and making recommendations to the Board with respect to the compensation of the non-employee directors of the Board. The Governance and Nominating Committee, with assistance from the Audit Committee Chairman, also prepares, recommends, and establishes processes for monitoring compliance with our Code of Business Conduct and Ethics. The charter of the Governance and Nominating Committee has been established and approved by the Board of Directors, and a copy of the charter has been posted on our website at www.cytori.com under Investor Relations – Corporate Governance.

Executive Committee.   Mr. Henriksen (chairman) and Mr. Calhoun comprised the members of our Executive  Committee in 2011.  In January 2012, the Board expanded the Executive Committee to replace the prior Executive Committee and Special Pricing Committee of the Board. Members of the new Executive Committee include the Chairman of the Board, the chairmen of each standing committee of the Board, and the CEO.  In January 2012, Mr. Dean replaced Mr. Henriksen as Chairman and as a member of the Executive Committee. Also in January 2012, Mr. Hawkins, Mr. Hawran, and Mr. Rickey joined the Executive Committee.

In January 2012, under the Executive Committee’s new charter, the Committee is responsible to evaluate and approve the material terms of any financing transactions or business transactions as well as to authorize and approve the issuance of stock and/or other equity securities.  The new Executive Committee also would be able to act on behalf of the full Board in urgent or exigent circumstances wherein it would be very difficult or impossible to assemble the full Board between regularly scheduled meetings. The Sub-Committee, consisting of Chairman of the Board and the CEO, has the authority to approve corporate expenditures presented by Management in excess of $250,000 up to a maximum of $1,000,000 for a single corporate transaction.

DIRECTOR NOMINATIONS

Criteria for Board Membership.  In selecting candidates for appointment or re-election to the Board, the Governance and Nominating Committee seeks candidates with a broad diversity of experience, skills, professions, and backgrounds.  The criteria include the candidate’s integrity, business acumen, commitment, reputation among our various constituencies and communities, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties. The Board has also determined that gender and ethnic diversity of the Board will be an important factor in evaluation of candidates.  There are no other pre-established qualifications, qualities or skills at this time that any particular Director nominee must possess and nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.   The Governance and Nominating Committee does not assign specific weights to particular criteria, nor has it adopted a particular policy.  Rather, the Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.  The goal of the Governance and Nominating Committee is to assemble a Board of Directors that brings to our Company a variety of skills derived from high quality businesses and professional experience.  The Committee seeks to ensure that at least a majority of the directors are independent under NASDAQ rules, and that members of the Company’s Audit Committee meet the financial literacy and sophistication requirements under the NASDAQ rules, and at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC.

Stockholder Nominees.  The Governance and Nominating Committee is responsible for the consideration of any director candidates recommended by security holders, provided such nominations are made in accordance with the Company’s by-laws and applicable law.  Any recommendations received from the security holders will be evaluated in the same manner that potential nominees suggested by Board members, management or other parties are evaluated.  Any such nominations should be submitted to the Governance and Nominating Committee c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required by the Company’s Bylaws, and that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholders; and (c) other appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted no later than the deadlines described in the Bylaws of the Company and under the caption, “Stockholder Proposals for 2013 Annual Meeting” below.

STOCKHOLDER COMMUNICATION WITH THE BOARD

Stockholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by the following means:

•	Mail:

        Chairman of the Board
Cytori Therapeutics, Inc.
3020 Callan Road
San Diego, CA 92121

    CC: General Counsel

•	E-mail: Chairman@cytori.com

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Chairman of the Board will initially receive and process communications before forwarding them to the addressee. Communications also may be referred to other departments within the Company. The Chairman of the Board generally will not forward to the directors a communication that he/she determines to be primarily commercial in nature or related to an improper or irrelevant topic, or that requests general information about the Company.  Concerns about questionable accounting or auditing matters or possible violations of the Cytori Code of Business Conduct & Ethics should be reported pursuant to the procedures outlined in the Code of Business Conduct & Ethics, which are available on the Company's Web site in the Investor Relations Section under Corporate Governance Materials.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Rickey (Chairman), Hawkins, Henriksen and Hawran, each of whom is an independent director and none of whom is a current or former employee of the Company. During 2011, none of our executive officers served as a director or member of the Compensation Committee or any Board committee performing equivalent functions for another entity that has one or more executive officers serving on our Board of Directors.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and controller. This Code of Business Conduct and Ethics has been posted on our website at www.cytori.com. We intend to post amendments to this code, or any waivers of its requirements, on our website at www.cytori.com under Investor Relations – Corporate Governance, as permitted under SEC rules and regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding ownership of our Common Stock as of March 31, 2012 (or earlier date for information based on filings with the SEC) by (a) each person known to us to own more than 5% of the outstanding shares of our Common Stock, (b) each director and nominee for director, (c) our Chief Executive Officer, President, Chief Financial Officer and each other executive officer named in the compensation tables appearing later in this Proxy Statement and (d) all directors and executive officers as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information.  A total of 58,428,606 shares of our common stock were issued and outstanding as of March 31, 2012.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Owned (2)	Number of Shares of Common Stock Subject to Options/Warrants Exercisable Within 60 Days (3)	Total Number of Shares of Common Stock Beneficially Owned (4)	Percent Ownership

Olympus Corporation	4,013,043	739,130	4,752,173	8.0%
Shinjuku Monolith, 3-1 Nishi- Shinjuku 2-Chome, Shinjuku-ku, Tokyo 163-0914, Japan
Green Hospital Supply, Inc.	3,000,000		3,000,000	5.1%
3-20-8 Kasuga Suita-City Osaka 565-0853, Japan
BlackRock, Inc.(5)	3,181,244		3,181,244	5.4%
40 East 52nd Street New York, NY 10022
Christopher J. Calhoun	205,225	841,873	1,047,098	1.8%
Marc H. Hedrick, MD	530,388	662,289	1,192,677	2.0%
Mark E. Saad	152,500	569,580	722,080	1.2%
Seijiro N. Shirahama	62,025	456,769	518,794	*
Clyde W. Shores	71,825	20,625	92,450	*
David M. Rickey	279,569	152,500	432,069	*
Ronald D. Henriksen	70,092	351,000	421,092	*
E. Carmack Holmes, MD	37,401	227,500	264,901	*
Paul W. Hawran	81,610	177,500	259,110	*
Richard J. Hawkins	20,085	102,500	122,585	*
Lloyd H. Dean	46,000	20,958	66,958	*
Tommy G. Thompson	34,050	13,875	47,925	*
All executive officers and directors as a group (12)	1,590,770	3,596,969	5,187,739	8.4%
*           Represents beneficial ownership of less than one percent (1%) of the outstanding shares as of March 31, 2012.

(1)	Unless otherwise indicated, the address of each of the named individuals is c/o Cytori Therapeutics, Inc., 3020 Callan Road, San Diego, CA 92121.

(2)	Unless otherwise indicated, represents shares of outstanding common stock owned by the named parties as of March 31, 2012.

(3)
Shares of common stock subject to stock options or warrants currently exercisable or exercisable within 60 days of March 31, 2012 are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

(4)
The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership within 60 days.

(5)
Information reported is based on a Schedule 13G/A as filed with the Securities and Exchange Commission on February 13, 2012. According to the Schedule 13G/A, BlackRock, Inc. has (i) sole power to vote or to direct the vote of 3,181,244 shares; and (ii) sole power to dispose or to direct the disposition of 3,181,244 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended December 31, 2011, there has not been any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements described herein and as otherwise set forth below.

Related Person Transactions

During the year ended December 31, 2011, we incurred approximately $166,000, in royalty costs in connection with our sales of our Celution® 800/CRS System products to the European and Asia-Pacific reconstructive surgery market, pursuant to our License and Royalty Agreement and the Amended License/Commercial Agreement with the Olympus-Cytori, Inc. joint venture, respectively.  As of December 31, 2011, Olympus Corporation was a beneficial owner of more than five percent of our outstanding shares of common stock.

Procedures for Approval of Related Person Transactions

The Governance and Nominating Committee of the Board of Directors is responsible for reviewing and approving most material transactions with related persons.  However, in certain cases, transactions have been approved by the full Board of Directors, the Audit Committee, or some other committee consisting of all independent directors, as the case may be.  In general, transactions with holders of our securities covered by Item 403(a) of Regulation S-K will be reviewed and approved by our full Board of Directors, so long as none of our directors or executive officers or their family members have a material interest in such transaction.  Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members.  This obligation is set forth in writing in our Governance and Nominating Committee Charter. A copy of the Governance and Nominating Committee Charter is available at www.cytori.com under Investor Relations – Corporate Governance.

To identify related person transactions, each year we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest.  We review related person transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual's private interest interferes, or appears to interfere, in any way with the interests of the Company. Our Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify our Compliance Officer or the Chairman of the Audit Committee.

We expect our directors, officers and employees to act and make decisions that are in the Company’s best interests and encourage them to avoid situations which present an actual or perceived conflict between our interests and their own personal interests.   Exceptions are only permitted in the reasonable discretion of the Board of Directors or the Corporate Governance and Nominating Committee, consistent with the best interests of the Company.  In addition, we are strictly prohibited from extending personal loans to, or guaranteeing the personal obligations of, any director or officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons or entities who own more than ten percent of our common stock, to file with the SEC reports of beneficial ownership and changes in beneficial ownership of our common stock.  Those directors, officers, and stockholders are required by regulations to furnish us with copies of all forms they file under Section 16(a).  Based solely upon a review of the copies of such reports furnished to us and written representations from such directors, officers, and stockholders, we believe that all such reports required to be filed during 2011 or prior fiscal years were filed on a timely basis.

EXECUTIVE OFFICERS

Biographical Information

The following table sets forth biographical information regarding our named executive officers as of March 31, 2012 (the ages shown are as of August 16, 2012).

Name	Age	Position(s)

Christopher J. Calhoun	46	Chief Executive Officer
Marc H. Hedrick, MD	50	President
Mark E. Saad	42	Chief Financial Officer
Seijiro N. Shirahama	58	President, Asia Pacific
Clyde W. Shores.	52	Executive Vice President, Marketing and Sales

See “Proposal No. 1 Election of Directors” for biographical information regarding Mr. Calhoun and Dr. Hedrick.

Mark E. Saad joined Cytori as Chief Financial Officer in June 2004. Previously, Mr. Saad served as Chief Operating Officer of UBS, Healthcare Investment Banking, New York, where he was responsible for global investment banking operations. Upon joining UBS in 1999, Mr. Saad served as Director/Executive Director covering life sciences sectors - biotechnology and medical devices.  Prior to joining UBS, he held the position of Financial Analyst/Associate with Salomon, Smith Barney, Healthcare Investment Banking, New York, where he managed public and private transactions. Mr. Saad holds a B.A. from Villanova University, Philadelphia, PA.

Seijiro N. Shirahama was appointed President – Asia Pacific in November 2007.  Mr. Shirahama had served as Senior Vice President – Asia Pacific since November 2006, and as Vice President – Asia Pacific, from September 2002 to November 2006. Prior to that, from May 1999 to August 2002, Mr. Shirahama was President of Touchmetrics K.K., a diagnostic ultrasound firm. He held executive positions with Bristol-Myers Squibb K.K. from April 1997 to October 1998, and from March 1995 until March 1997, was the General Manager for Baxter Biotech Group in Tokyo, Japan. Mr. Shirahama holds a B.A. from Kanagawa University in Yokohama, Japan and an M.A. from the University of San Francisco.

Clyde W. Shores was appointed Executive Vice President, Marketing and Sales in May 2011.  Mr. Shores has 28 years marketing and sales experience in pharmaceuticals, biologics, devices, and diagnostics. Prior to joining Cytori Therapeutics, Mr. Shores served as Vice President of Global Marketing for Baxter International’s $2 billion Renal Division. Prior to Baxter, Mr. Shores held various senior marketing and sales positions at Amgen, Abbott Laboratories, Prometheus Laboratories and deCODE Genetics.  Mr. Shores joined Amgen in 1990 and held a number of leadership positions during the company’s rapid expansion in the 1990’s from $298MM sales and 1,100 employees to $3.4B and more than 6,300 employees in 1999. During his tenure at Amgen, Mr. Shores led multiple innovative marketing initiatives for Amgen’s blockbuster oncology and stem cell therapy drugs Neupogen® and Neulasta® which have grown to more than $4.8B in annual revenues. Mr. Shores earned a B.S. degree from the Anderson School of Management at the University of New Mexico. Mr. Shores’ cumulative experience has provided him with a fundamental understanding of the cell and regenerative medicine industry, the commercialization of innovative products and therapies and the marketing and sales capabilities required to achieve significant revenue growth in global markets.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our compensation philosophy and objectives as well as the analysis that we performed in setting executive compensation. It discusses the Compensation Committee’s determination of how and why, in addition to what, compensation actions were taken during the last fiscal year for each person serving as our chief executive officer and our chief financial officer during 2011, and the three other most highly compensated executive officers who were serving as such at the end of 2011.

Our named executive officers for fiscal year 2011 were Christopher J. Calhoun, our Chief Executive Officer; Marc H. Hedrick, our President; Mark E. Saad, our Chief Financial Officer; Seijiro N. Shirahama, our President – Asia Pacific; and Clyde W. Shores, our Executive Vice President Marketing & Sales.

These individuals are collectively referred to in this discussion as the “named executive officers” because they are named in the compensation tables included in this proxy statement. Investors are encouraged to read this discussion in conjunction with the compensation tables and related notes, which include more detailed information about the compensation of the named executive officers for 2011 as well as prior years.

Compensation Philosophy for the Named Executive Officers

The Company’s compensation programs for our officers are established by the Compensation Committee of the Board of Directors. The Committee believes that our compensation policy should align the financial interests of our executives with those of our stockholders. A key to creating this alignment is placing a substantial amount of executive compensation at risk based upon both the short-term and long-term performance of the Company, while discouraging any short-sighted risk-taking behavior.  The Committee also seeks to maintain compensation programs that will retain the executives we have, and attract the executives we may need.

Executive Compensation

In the process of determining compensation for our named executive officers (“NEO’s”), the Compensation Committee considers the current financial position of the Company, the strategic goals of the Company and the performance of our executives.  The Committee also benchmarks the various components (described below) of our compensation program for executives to compensation paid by other public companies in our defined peer group, compensation data from Radford Global Life Sciences Survey, and recommendations from our CEO (other than for his own salary).  From time to time the Committee engages the services of outside compensation consultants. The Committee has the sole authority to select, compensate and terminate its external advisors.

The Committee utilizes the following components of compensation (described further below) to strike an appropriate balance between promoting sustainable and excellent performance and discouraging any inappropriate short-sighted risk-taking behavior:

•	Base Salary;

•	Annual short-term performance–based cash incentives (The Executive Management Incentive Compensation Plan);

•	Long-term equity compensation in the form of Stock Options;

•	Short-term equity compensation in the form of time and performance vested restricted stock awards;

•	Personal benefits and perquisites; and

•	Change in control and severance agreements.

    Base Salary

In determining base salary for our executives the Committee considers the factors mentioned above, but base salaries are also designed to account for internal equity, length and depth of experience, the complexity and importance of roles and responsibilities, and reporting relationships.

In October 2010, the Committee benchmarked each executive’s base salary and target bonus to the comparable positions in the 2010 Radford Global Life Sciences Survey, generally targeting the 50th – 60th percentile.  The Committee also reviewed each executive’s performance in relation to the 2010 Executive Management Incentive Compensation Plan (see further discussion below), the salary history for each of the executives, and Mr. Calhoun’s recommendations for compensation for each of the officers of the Company below the level of the top three executives (CEO, President, CFO).  Based on the Committee’s review of the various factors mentioned above, the Committee adjusted the base salary of the named executive officers as follows:  Mr. Calhoun was increased from  $436,800 to $454,272; Dr. Hedrick was increased from $379,600 to $394,784; Mr. Saad was increased from $364,000 to $378,560; and Mr. Shirahama was increased from $275,600 to $290,000.  Mr. Shirahama’s salary is set at the level considered appropriate by the Committee based upon the review and benchmarking noted above, but is subject to fluctuation as a result of the Company’s recognition of any foreign currency gain or loss.  (See Summary Compensation Table below for Mr. Shirahama’s 2011 actual compensation as recognized by the Company.)  In May 2011, Mr. Clyde Shores joined the Company as Executive Vice President of Marketing and Sales, and Mr. Shores’ base salary was set at $325,000.

In October 2011, the Committee reviewed benchmarking data on compensation for executives from the 2011 Radford Global Life Sciences Survey and the most recent proxy information for selected market cap and industry peer group companies.  The first peer group selected consisted of companies similar in size to us, which we defined as having a market capitalization of $100 million to $200 million and in the biotechnology sector.  Those companies consisted of:

Company	Market Capitalization
BioCryst Pharmaceuticals, Inc.	$ 121.1 Million
Dyax Corp	$ 128.4 Million
Osiris Therapeutics, Inc.	$ 169.7 Million
Novavax, Inc.	$ 173.1 Million

The second peer group selected consisted of US public companies in our industry with similar or larger market capitalization.  Those companies consisted of:

Company	Market Capitalization
BioMemetic Therapeutics, Inc.	$ 80.8 Million
Osiris Therapeutics, Inc.	$ 169.7 Million
Immunomedics, Inc	$ 240.0 Million
Ligand Pharmaceuticals, Inc.	$ 266.57 Million
QLT, Inc.	$ 356.1 Million
Ardea Biosciences.	$ 411.7 Million
AVEO Pharmaceuticals, Inc.	$ 655.1 Million
Alkermes	$ 1.42 Billion
Medicus Pharmaceutical Corp	$ 2.23 Billion

After review of the benchmark data, discussion of each executive’s performance, with input from Mr. Calhoun (except for his own performance), the Committee made the following adjustments to base salaries (target bonus % remained unchanged from the prior year):

	2010/2011 Base Salary	2011/2012 Base Salary		Target Bonus %
Mr. Calhoun	$454,272	$467,900		50%
Dr. Hedrick	$394,784	$406,628		40%
Mr. Saad	$378,560	$389,917		35%
Mr. Shirahama (1)	$441,900	$455,157		25%
Mr. Shores	$325,000	$329,469	(2)	30%

(1)           Mr. Shirahama’s salary is paid in Japanese Yen and set at the level considered appropriate by the Committee based upon the review and benchmarking noted above, but is subject to fluctuation as a result of the Company’s recognition of any foreign currency gain or loss.

(2)           Mr. Shores’ salary increase was prorated for his start date of May 2011.

Executive Management Incentive Compensation Plan

Our Compensation Committee adopted the Cytori Therapeutics Executive Management Incentive Compensation Plan (EMIC) to increase the performance-based component of our executives’ compensation by linking their bonus payments to achievement of shorter-term performance goals.  Target bonuses are reviewed annually and established as a percentage of the executive’s base salary, generally based upon seniority of the officer and targeted at or near the median of the peer group and survey data described above. Each year the Committee establishes corporate and individual objectives and respective target percentages, taking into account recommendations from Mr. Calhoun as it relates to executive positions other than CEO.  Objectives for Mr. Calhoun, Dr. Hedrick, and Mr. Saad were set by the Committee in 2011 to align with the overall corporate objectives.  After fiscal year-end Mr. Calhoun provides the Committee with a written evaluation showing actual performance as compared to the objectives, and the Committee uses that information, along with the overall corporate performance, to determine what percentage of each executive’s bonus target will be paid out as a bonus for that year.   Overall, we attempt to set the corporate and individual functional goals to be highly challenging yet attainable.  Our corporate financial objectives are intended to be more difficult to achieve than our actual expected results, such that their attainment would require exceptional performance and dedication from our management team.

For 2011, the general corporate objectives were determined by the Committee to account for 100% of the objectives for Mr. Calhoun, Dr. Hedrick, and Mr. Saad, and weight as a maximum of 50% of the overall target bonus amounts for each of our other named executive officers. The general Company objectives were as follows:

o	Financial, Business Development and Legal Objectives
o	Manage key expense areas and expand sources of capital to increase corporate year-end cash position
o	Reduce Costs of Goods for certain products to specified levels
o	Accelerate Revenue Growth to specified targets
o	Commercial and Operational Objectives
o	Achieve specified revenue target
o	Drive operational and product development efficiencies
o	Reduce field failures by specified target
o	Successful launch of EU Hospital Sales Program
o	Clinical and Regulatory Objectives
o	Achieve either US FDA 510k or define and negotiate FDA CRS clinical trial and/or PMA
o	Achieve enrollment goal for pivotal EU trials for a CV application
o	Achieve IDE approval for chronic heart ischemia in the United States
o	Expand market approvals in key countries
o	Research & Development and Manufacturing Objectives
o	Complete specified product development milestones
o	Launch of specified products in the EU and globally
o	Expand patent and trademark protection for products, composition and mechanism.

The individual following named executive officers’ objectives expanded upon their particular function in the overall corporate objectives and were to be weighted as 50% of their respective target bonus amounts.

Mr. Shirahama’s individual objectives included:
o	Achieve Asia Pacific target revenue objective
o	Achieve market approval for Celution and Puregraft in Japan
o	Manage Japan operations to budget

Mr. Shores’ individual objectives included:
o	Achieve overall gross margin objectives
o	Accelerate revenue growth to specified targets
o	Launch of specified products in the EU and globally
o	Successful and timely EU Hospital Sales Program Launch

The 2011 target bonus as a percentage of annual base salary for each named executive officer was: 50% for Mr. Calhoun; 40% for Dr. Hedrick; 35% for Mr. Saad, 30% for Mr. Shores and 25% for Mr. Shirahama.

The Compensation Committee, in its January 2012 meeting, evaluated our progress in 2011 as compared to overall the corporate objectives in the 2011 EMIC Plan described above and determined that 60% of the corporate objectives established had been met.  The Committee determined that the corporate objectives would supplant the individual objectives in their entirety for each of the named executive officers and the results are tabulated in the table below:
Officer and Position	Target Bonus as a % of Salary	% of Target Bonus Awarded	Bonus Awarded as a % of Salary	Amount of 2011 Bonus Paid in 2012

Christopher J. Calhoun, Chief Executive Officer	50%	60%	30%	$140,370
Marc H. Hedrick, President	40%	60%	24%	$97,591
Mark E. Saad, Chief Financial Officer	35%	60%	21%	$81,883
Seijiro N. Shirahama, President – Asia Pacific	25%	60%	15%	$69,308	(1)
Clyde W. Shores, Executive Vice President Marketing & Sales	30%	60%	11%	$37,370	(2)

(1)	Mr. Shirahama’s bonus was determined by the Committee as 15% of his salary in Japanese Yen and converted into US dollars by the applicable foreign exchange rate.

(2)	Mr. Shores’ bonus amount above reflects his start date at the Company in May 2011.

Long-Term Equity Compensation

We designed our long-term equity grant program to further align the interests of our executives with those of our stockholders and to reward the executives’ longer-term performance.  Historically, the Committee has granted individual option grant awards. Beginning in 2011, to further increase the emphasis on compensation tied to performance, awards of restricted stock with time and performance based vesting were added as a component of our equity compensation for executives.  The Committee grants stock options or restricted stock  based on its judgment as to whether the complete compensation packages to our executives, including prior equity awards, are sufficient to retain and incentivize the executives and whether the grants balance long-term vs. short-term compensation.  The Committee also considers our overall performance as well as the individual performance of each NEO, and the potential dilutive effect of restricted stock awards, and the dilutive and overhang effect of the option grant awards, and  recommendations from Mr. Calhoun (other than with respect to his own option grants or restricted stock awards).

Our customary practice is to grant long-term equity compensation to the executives at the regularly-scheduled Compensation Committee meeting in the first quarter of the year, or as executive new hires are made or promotions granted.  All stock options are granted with an exercise price equal to the fair market value of our Common Stock on the date of grant and restricted stock is awarded at the fair market value on the date of award.  The Compensation Committee meeting dates are not related to dates for release of Company information.

After the annual review in January 2011, the Compensation Committee granted 75,000 stock options to Mr. Calhoun; 55,000 to Dr. Hedrick; 50,000 to Mr. Saad; and 47,500 to Mr. Shirahama.  When Mr. Shores joined the Company in May 2011, he received 82,500 stock options. These grants, aside from Mr. Shores’ grant, represented a decrease over 2010 grants, reflecting the current market environment as well as alignment of performance-based compensation with our peer groups.  You can find more information regarding these grants by referring to our Grants of Plan-Based Awards table on page 22.

Short-Term Equity Compensation

To further tie compensation to near term performance, we also grant short-term performance-based and time-based restricted stock awards to our executives. In February 2011, the Compensation Committee granted 50,250 restricted stock to Mr. Calhoun; 36,850 to Dr. Hedrick; 33,500 to Mr. Saad; and 31,825 to Mr. Shirahama,* subject to achievement of the following conditions on or before January 1, 2012 for the percent of the grant as indicated:

1.	40% of the Restricted Stock grant will be conditioned on the Company obtaining certain US FDA clearance or approval.

2.	20% of the Restricted Stock grant will be conditioned on the Company achieving targeted revenue increase for the calendar year ended December 31, 2011 compared to the year ended December 31, 2010.

3.	40% of the Restricted Stock grant will be conditioned on the Company achieving a major collaboration for the development /commercialization of the Company’s products.

* Mr. Shores did not receive any performance-based restricted stock awards as he had not yet joined the Company at this time.

To the extent that any of the performance goals were partially achieved, the Compensation Committee maintained the discretion to continue the vesting of all or a portion of the awards following January 1, 2012. Once earned, the awards would remain unvested until January 1, 2013. After its annual review in January 2012, the Compensation Committee reviewed the performance-based conditions for 2011, and determined that the specified performance objectives had not been met, and that the award had terminated in its entirety without the vesting of any shares.

Personal Benefits and Perquisites

All of our executives are eligible to participate in our employee benefit plans, including medical, dental, vision, life insurance, short-term and long-term disability insurance, flexible spending accounts, and 401(k). These plans are available to all full-time employees.  In keeping with our philosophy to provide total compensation that is competitive within our industry we do offer limited personal benefits and perquisites to executive officers that include supplemental long-term disability insurance.  We also provide a supplemental life insurance policy for Mr. Calhoun.  You can find more information on the amounts paid for these perquisites in our 2011 Summary Compensation Table.

Company Acquisition / Post-Termination Compensation

The Company has entered into individual change of control agreements (the “CIC Agreements”) with Mr. Calhoun, Dr. Hedrick, Mr. Saad, Mr. Shirahama and Mr. Shores.  The CIC Agreements will provide for certain severance benefits to be paid to each of these executives in the event of his involuntary termination without cause, or due to the executive’s resignation for good reason (including the Company’s material breach of its obligations, material reduction in duties, responsibilities, compensation or benefits, or relocation by more than 30 miles without prior consent), provided such termination or resignation occurs in connection with an acquisition of the Company.  Upon such termination or resignation in the event of an acquisition, Mr. Calhoun would receive a lump sum payment of 18 times his monthly base salary, and 18 times his monthly COBRA payments, and Dr. Hedrick, Mr. Saad, Mr. Shirahama and Mr. Shores would each receive a lump sum payment of 12 times their monthly base salary, and 12 times their monthly COBRA payments.  Notwithstanding the foregoing, these executives’ employment may be terminated for cause (including extended disability, repudiation of the CIC Agreement, conviction of a plea of no contest to certain crimes or misdemeanors, negligence that materially harms the company, failure to perform material duties without cure, drug or alcohol use that materially interferes with performance, and chronic unpermitted absence) without triggering an obligation for the Company to pay severance benefits under the CIC Agreements.

In addition, under the CIC Agreements, any unvested stock options granted to each of the above named executive officers would vest in full upon (1) the date of the executive’s termination under the circumstances described above following entry into an acquisition agreement (subject to the actual consummation of the acquisition) or (2) consummation of an acquisition.

In all events, each executive’s entitlement to the benefits described above is expressly conditioned upon his execution and delivery to the Company of a CIC Agreement and General Release of claims, in the form to be attached to the CIC Agreement.

The executives may voluntarily terminate their employment with the Company at any time. If they voluntarily terminate their employment, they will receive payment for any earned and unpaid base salary as of the date of such termination; accrued but unused vacation time; and benefits they are entitled to receive under benefit plans of the Company, less standard withholdings for tax and social security purposes, through the termination date.

2011 Summary Compensation Table

The following table sets forth information concerning compensation earned for services rendered to us by the NEOs.

(a)	(b)	(c)			(d)		(e)		(f)		(g)		(h)
Name and Principal Position	Year	Salary			Stock Awards(1)		Option Awards(2)		Non-Equity Incentive Plan Comp. (3)		All Other Comp-ensation		Total

Christopher J. Calhoun, Chief Executive Officer (PEO)	2011 2010 2009	$ $ $	456,543 439,713 422,810		$ $ $	292,455 — —	$ $ $	252,855 610,980 269,760	$ $ $	140,370 172,623 174,720	$10,230 — —	(4) (5) (5)	$ $ $	1,152,453 1,223,316 867,290	(8)
Marc H. Hedrick, President	2011 2010 2009	$ $ $	396,758 382,131 367,444		$ $ $	214,467 — —	$ $ $	185,427 448,052 202,320	$ $ $	97,591 115,277 113,880	— — —	(5) (5) (5)	$ $ $	894,243 945,460 683,644	(8)
Mark E. Saad, Chief Financial Officer (PFO)	2011 2010 2009	$ $ $	380,453 366,428 352,346		$ $ $	194,970 — —	$ $ $	168,570 407,320 188,832	$ $ $	81,883 109,972 110,838	— — —	(5) (5) (5)	$ $ $	825,876 883,720 652,016	(8)
Seijiro N. Shirahama, President – Asia Pacific	2011 2010 2009	$ $ $	441,900 381,931 260,000	(7) (7) (7)	$ $ $	185,221 — —	$ $ $	160,142 386,954 175,344	$ $ $	69,308 87,892 48,919	— — —	(5) (5) (5)	$ $ $	856,571 856,777 484,263	(8)
Clyde W. Shores, Executive Vice President Marketing & Sales	2011 2010 2009	$ $ $	203,870 — —		$ $ $	— — —	$ $ $	269,222 — —	$ $ $	37,370 — —	$152,136 — —	(6)	$ $ $	662,598 — —

(1)
Column (d) reflects Performance based RSAs granted on 2/28/2011 with performance vesting requirement.  In 2012, the Compensation Committee determined that none of the performance milestones were achieved, thus none of the shares vested, and the grant therefore terminated in its entirety. For information relating to the assumptions made by us in valuing the stock awards made to our named executive officers in 2011, refer to Note 14 to our audited consolidated financial statements included in our annul report on Form 10-K for the year ended December 31, 2011

(2)
This column represents the dollar amount of the aggregate grant date fair value of awards, computed in accordance with FASB ASC Topic 718. For information relating to the assumptions made by us in valuing the option awards made to our named executive officers in 2011, refer to Note 14 to our audited consolidated financial statements included in our annul report on Form 10-K for the year ended December 31, 2011

(3)
The amounts in column (f) reflect the cash awards under our  EMIC Plan, which is discussed in further detail in the CD&A under the heading “2011 NEO Compensation – Executive Management Incentive Compensation Plan.”

(4)	All Other Compensation for Mr. Calhoun for 2011 consists of supplemental long-term disability insurance premiums.

(5)	Dollar value of the Named Executive Officer’s perquisites and other personal benefits was less than $10,000 for the year reported.

(6)	All Other Compensation for Mr. Shores who was hired 5/16/2011 includes a relocation allowance ($148,486) and supplemental long-term disability insurance premiums (3,650).

(7)
We pay Mr. Shirahama in Japanese Yen.  In 2009 his salary was recorded at a fixed currency conversion rate of 121.35 Yen to the US Dollar.  During 2010 and 2011 his salary was recorded at the average exchange rate over the year.

(8)	Includes the value of RSA grants that did not vest in the timeframe required by the grants and therefore terminated in their entirety.

2011 Grants of Plan-Based Awards

The following table sets forth information regarding grants of stock and option awards made to our Named Executive Officers during fiscal 2011:

(a)	(b)		(c-e)		(f)	(g)	(h)	(i)		(j)

		Potential 2011 Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:
Named Officers	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Market Price on Date of Grant ($/Sh)		Full Grant Date Fair Value of Stock and Option Awards ($)(1)

Christopher J. Calhoun, Chief Executive Officer	1/27/2011 2/28/2011	– –	$233,950 –	– –	– 50,250	75,000 –	$5.57 –	$ $	5.57 5.82	$ $	252,855 292,455
Marc H. Hedrick, President	1/27/2011 2/28/2011	– –	$162,651 –	–	– 36,850	55,000 –	$5.57 –	$ $	5.57 5.82	$ $	185,427 214,467
Mark E. Saad, Chief Financial Officer	1/27/2011 2/28/2011	– –	$136,471 –	–	– 33,500	50,000 –	$5.57 –	$ $	5.57 5.82	$ $	168,570 194,970
Seijiro N. Shirahama, President – Asia Pacific	1/27/2011 2/28/2011	– –	$113,789 –	–	– 31,825	47,500 –	$5.57 –	$ $	5.57 5.82	$ $	160,142 185,221
Clyde W. Shores, Executive Vice President Marketing & Sales	5/19/2011	–	$98,841	–	–	82,500	$5.36		$5.36		$269,222

(1)
Computed in accordance with FASB ASC Topic 718. See note 14 of the financial statements in our Annual Report on Form 10-K, as filed with the SEC on March 13, 2012 regarding assumptions underlying valuation of equity awards.

(2)	Represents target bonus amount prior to foreign currency rates in effect at time of payment.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The stock options granted to the NEOs during 2011 have an exercise price of $5.57 for the options granted on 1/27/2011 and $5.36 for the options granted on 5/19/2011.  Exercise price for the options granted in 2011 is determined by the closing sale price of the Company’s common stock on NASDAQ on the date of grant.   The option awards have a contractual term of ten years and vest in equal monthly installments over a period of four years, subject to the NEO’s continued service to the Company.

Option awards granted to Clyde W. Shores, were issued in connection with his new hire contract and vest over a period of four years with 25% vesting after one year of service, followed with equal monthly installments over the remaining 36 months.

The restricted stock awards were granted on 2/28/2011 and were subject to performance based and time based vesting. In 2012 the Compensation Committee determined that none of the performance based criteria had been met with the result that none of the awards vested and were terminated in their entirety. For more information see Note 3 in the Outstanding Equity Awards at Fiscal Year-End Table.

Outstanding Equity Awards at December 31, 2011

The following table sets forth information regarding outstanding equity awards held by our Named Executive Officers as of December 31, 2011.

(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)

	Option Awards						Stock Awards
Name	Option Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-Exercisable (2)	Option Exercise Price ($)		Option Ex-piration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Christopher J. Calhoun, Chief Executive Officer	2/8/2002 1/28/2003 6/2/2004 2/2/2005 1/24/2006 2/26/2007 1/31/2008 1/29/2009 2/5/2010 1/27/2011 2/28/2011	205,000 200,000 75,000 100,000 100,000 70,000 83,228 72,916 68,749 17,187 —	— — — — — — 1,772 27,084 81,251 57,813 —	$ $ $ $ $ $ $ $ $ $ $ $	3.09 4.40 4.16 3.12 7.04 5.44 5.14 4.80 6.71 5.57 —	2/8/2012 1/28/2013 6/2/2014 2/2/2015 1/24/2016 2/26/2017 1/31/2018 1/29/2019 2/5/2020 1/27/2021 2/28/2021	— — — — — — — — — — 50,250	— — — — — — — — — — $ 292,455
Marc H. Hedrick, President	11/14/2002 1/28/2003 6/2/2004 2/2/2005 1/24/2006 2/26/2007 1/31/2008 1/29/2009 2/5/2010 1/27/2011 2/28/2011	150,000 25,000 50,000 70,000 70,000 50,000 58,749 54,687 50,416 12,604 —	— — — — — — 1,251 20,313 59,584 42,396 —	$ $ $ $ $ $ $ $ $ $ $	4.15 4.40 4.16 3.12 7.04 5.44 5.14 4.80 6.71 5.57 —	11/14/2012 1/28/2013 6/2/2014 2/2/2015 1/24/2016 2/26/2017 1/31/2018 1/29/2019 2/5/2020 1/27/2021 2/28/2021	— — — — — — — — — — 36,850	— — — — — — — — — — $ 214,467
Mark E. Saad, Chief Financial Officer	6/21/2004 2/2/2005 1/24/2006 2/26/2007 1/31/2008 1/29/2009 2/5/2010 1/27/2011 2/28/2011	190,000 70,000 70,000 50,000 53,853 51,041 45,833 11,458 —	— — — — 1,147 18,959 54,167 38,542 —	$ $ $ $ $ $ $ $ $	4.12 3.12 7.04 5.44 5.14 4.80 6.71 5.57 —	6/21/2014 2/2/2015 1/24/2016 2/26/2017 1/31/2018 1/29/2019 2/5/2020 1/27/2021 2/28/2021	— — — — — — — — 33,500	— — — — — — — — $ 194,970
Seijiro N. Shirahama, President – Asia Pacific	10/28/2002 6/2/2004 2/2/2005 12/8/2005 1/24/2006 2/26/2007 11/15/2007 1/31/2008 1/29/2009 2/5/2010 1/27/2011 2/28/2011	75,000 25,000 35,000 50,000 35,000 30,000 25,000 53,853 47,395 43,541 10,885 —	— — — — — — — 1,147 17,605 51,459 36,615 —	$ $ $ $ $ $ $ $ $ $ $ $	4.14 4.16 3.12 6.86 7.04 5.44 5.35 5.14 4.80 6.71 5.57 —	10/28/2012 6/2/2014 2/2/2015 12/8/2015 1/24/2016 2/26/2017 11/15/2017 1/31/2018 1/29/2019 2/5/2020 1/27/2021 2/28/2021	— — — — — — — — — — — 31,825	— — — — — — — — — — — $ 185,221
Clyde W. Shores, Executive Vice President Marketing & Sales	5/19/2011	—	82,500		$5.37	5/19/2021	—	—
(1)	For a better understanding of this table, we have included an additional column showing the grant date of the stock options.

(2)
Generally, awards issued under the 1997 or 2004 plans are subject to four-year vesting, and have a contractual term of 10 years.  Awards presented in this table contain one of the following two vesting provisions:

•	25% of a granted award vests after one year of service, while an additional 1/48 of the award vests at the end of each month thereafter for 36 months, or

•	1/48 of the award vests at the end of each month over a four-year period.

(3)
In February 2011, performance-based restricted stock awards were granted under the 2004 Equity Incentive Plan. The awards provide certain employees until January 1, 2012 to achieve certain performance goals established by the Compensation Committee. The performance goals are weighted based on the following achievements: obtaining certain FDA clearance or approval (40%), achieving a targeted revenue increase for the fiscal year ended December 31, 2011 (20%), and entering into a major collaboration for development and/or commercialization of the Company’s products (40%). To the extent that any of the performance goals were partially achieved, the Compensation Committee maintained the discretion to continue the vesting of all or a portion of the awards following January 1, 2012. Once earned, the awards would remain unvested until January 1, 2013. Termination of employment prior to vesting would result in the forfeiture of any earned (as well as unearned) awards. Effective January 2012, the outstanding awards terminated based upon decision of the Compensation Committee that performance criteria have not been met as of January 1, 2012.

Option Exercises and Stock Vested during 2011

There were no stock option exercises or shares of common stock acquired upon vesting of restricted stock awards during 2011.

Pension Benefits

We did not have a pension plan nor did we provide pension benefits to our NEOs (or any other employees) during fiscal 2011.

Nonqualified Deferred Compensation

We did not permit compensation deferral by our NEO’s (or any other employees) during fiscal 2011.

Potential Payments Upon Termination or Change In Control

On January 31, 2008, we entered into individual change of control agreements (the “Agreements”) with Mr. Calhoun, Dr. Hedrick, and Mr. Saad (filed as Exhibits 10.52, 10.53, and 10.54 to our Annual Report on Form 10-K, as filed with the SEC on March 14, 2008).  On October 29, 2009 and April 16, 2012, respectively we entered into individual change of control agreements with Mr. Shirahama and on Mr. Shores.  The terms of the Agreements are described in detail in the section above titled, Compensation Discussion & Analysis - Company Acquisition / Post-Termination Compensation.

The following table describes the potential payments upon termination and/or a change in control of the Company for Mr. Calhoun, our CEO:

	Change in Control(2)	Termination Following Change in Control(3)
PAYMENTS DUE UPON ACQUISITION / TERMINATION(1):
Cash Severance
Base Salary(4)	$—		$701,850

Benefits
COBRA Premiums	—		$31,500

Long-Term Incentives
Value of Accelerated Stock Options(5)	$—	$

TOTAL VALUE	$—		$733,350

The following table describes the potential payments upon termination and/or a change in control of the Company for Dr. Hedrick, our President:

	Change in Control (2)	Termination Following Change in Control (3)
PAYMENTS DUE UPON ACQUISITION / TERMINATION(1):
Cash Severance
Base Salary(4)	$—	$406,628

Benefits
COBRA Premiums	—	$21,000

Long-Term Incentives
Value of Accelerated Stock Options(5)	$—	$—

TOTAL VALUE	$—	$427,628

The following table describes the potential payments upon termination and/or a change in control of the Company for Mr. Saad, our CFO:

	Change in Control (2)	Termination Following Change in Control (3)
PAYMENTS DUE UPON ACQUISITION / TERMINATION(1):
Cash Severance
Base Salary(4)	$—	$389,917

Benefits
COBRA Premiums	—	$21,000

Long-Term Incentives
Value of Accelerated Stock Options(5)	$—	$—

TOTAL VALUE	$—	$410,917

The following table describes the potential payments upon termination and/or a change in control of the Company for Mr. Shirahama, our President – Asia Pacific.

	Change in Control (2)	Termination Following Change in Control (3)
PAYMENTS DUE UPON ACQUISITION / TERMINATION(1):
Cash Severance
Base Salary(4)	$—	$455,157

Benefits
COBRA Premiums	—	$21,000

Long-Term Incentives
Value of Accelerated Stock Options(5)	$—	$—

TOTAL VALUE	$—	$476,157

The following table describes the potential payments upon termination and/or a change in control of the Company for Mr. Shores, our Executive Vice President – Marketing and Sales.

	Change in Control (2)	Termination Following Change in Control (3)
PAYMENTS DUE UPON ACQUISITION / TERMINATION(1):
Cash Severance
Base Salary(4)	$—	$329,469

Benefits
COBRA Premiums	—	$21,000

Long-Term Incentives
Value of Accelerated Stock Options(5)	$—	$—

TOTAL VALUE	$—	$350,469

(1)	Assumes a triggering event occurred on December 31, 2011.

(2)	Based on the occurrence of a change in control of the Company, provided that the executive is at that time still in the service of the Company.

(3)
Based on the occurrence of either actual or constructive termination without good cause in the context of a change in control of the Company as described in detail in the section above titled, Company Acquisition/Post-Termination Compensation.

(4)
Based on the executive’s annual base salary on December 31, 2011, which was $467,900 for Mr. Calhoun; $406,628 for Dr. Hedrick; $389,917 for Mr. Saad, $455,157 (as recorded by the Company in 2011) for Mr. Shirahama and $329,469 for Mr. Shores.

(5)
Based on the difference between the aggregate exercise price of all accelerated in-the-money stock options and the aggregate market value of the underlying shares, calculated based on the per-share closing market price of our common stock on December 31, 2011, $2.20.

Director Compensation

Generally, our Board believes that the level of director compensation should be based on time spent carrying out Board and committee responsibilities and be competitive with comparable companies. In addition, the Board believes that a significant portion of director compensation should align director interests with the long-term interests of shareholders. The Board makes changes in its director compensation practices only upon the recommendation of the Compensation and Governance & Nominating Committees, and following discussion and approval by the Board.

The following table summarizes director compensation during fiscal year 2011

(a)	(b)	(c)	(d)	(e)

Director Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards(4)(5) ($)	Total ($)

Ronald D. Henriksen, Chairman	$64,042	$31,140	$47,192	$142,374
Richard J. Hawkins	$61,875	$31,140	$47,192	$140,207
Paul W. Hawran	$73,000	$31,140	$47,192	$151,332
E. Carmack Holmes, MD	$49,500	$31,140	$47,192	$127,832
David M. Rickey	$67,000	$31,140	$47,192	$145,332
Lloyd H. Dean	$59,000	—	$22,408	$81,408
Tommy Thompson	$26,250	$157,710	$95,901	$279,861

(1)
Mr. Calhoun and Dr. Hedrick are not included in this table as they are employees of the Company and receive no extra compensation for their services as a Director. The compensation received by Mr. Calhoun and Dr. Hedrick as employees of the Company is shown in the 2011 Summary Compensation Table and the three equity-related tables above.

(2)
In fiscal year 2011, each non-employee director’s compensation included a $6,250 quarterly retainer, a fee of $2,000 per quarterly meeting attended, and a fee of $2,000 per special meeting attended in person.  Attendance of telephonic meetings was compensated at $1,000 per meeting.  Compensation Committee, Governance and Nominating Committee and Audit Committee members received $1,000 per meeting attended.  Special Pricing Committee members were exempt from receiving committee fees.  The Chairman of the Board received an additional annual stipend of $20,000, the Chairman of the Audit Committee received an additional annual stipend of $12,000, and the Chairmen of the Compensation Committee and the Governance and Nominating Committee each received an additional annual stipend of $9,000 and $7,500, respectively.

(3)	Each non-employee director was granted 6,000 shares of restricted stock, effective on January 1, 2011 with shares cliff vesting on December 31, 2011.

(4)
Column (d) represents the grant date fair value of the option awards, computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to the 2011 grants, refer to note 14 of the financial statements in our Annual Report on Form 10-K, as filed with the SEC on March 13, 2012.   In April 2011, Mr. Thompson received an initial stock award and stock option grant upon joining the Board and Mr. Dean received a stock option grant upon acceptance of the role of Board Chairman.

(5)
As of December 31, 2011, the following directors held options to purchase the respective number of shares of our common stock: Richard J. Hawkins 105,000; Paul W. Hawran 180,000; Ronald D. Henriksen 315,000; E. Carmack Holmes 230,000; David M. Rickey 155,000, Lloyd H. Dean 26,000, and Tommy Thompson 21,000.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Base Awards Table

The stock options granted to the non-employee directors during 2011 have an exercise price of $5.19, except for those granted to Mr. Thompson which has an exercise price of $7.51.  The exercise prices of these grants were equal to the closing sale price of the Company’s common stock on NASDAQ on the date of grant.   The option awards have a contractual term of 10 years and vest in equal monthly installments over a period of two years, subject to the director’s continued service to the Company. To align Board compensation with that of our peer group companies, each of our non-employee directors was also granted 6,000 shares of restricted stock, effective on January 1, 2011 with shares cliff vesting on December 31, 2011.

Equity Compensation Paid to Directors for Fiscal Year 2011

(a)	(b)	(c)	(d)		(e)	(f)		(g)

Director Name	Grant Date	Option Awards (#)	Grant Date Fair Value of Option Awards ($)		Stock Awards (#)	Grant Date Fair Value of Stock Awards ($)		Total Value of Equity Awards for 2011 ($)

Ronald D. Henriksen	1/1/2011	15,000	$47,192	(1)	6,000	$31,140	(2)	$78,332
Richard J. Hawkins	1/1/2011	15,000	$47,192	(1)	6,000	$31,140	(2)	$78,332
Paul W. Hawran	1/1/2011	15,000	$47,192	(1)	6,000	$31,140	(2)	$78,332
E. Carmack Holmes, MD	1/1/2011	15,000	$47,192	(1)	6,000	$31,140	(2)	$78,332
David M. Rickey	1/1/2011	15,000	$47,192	(1)	6,000	$31,140	(2)	$78,332
Lloyd H. Dean	4/28/2011	5,000	$22,408	(1)	–	–	(2)	$22,408
Tommy Thompson	4/29/2011	21,000	$95,901	(1)	21,000	$157,710	(2)	$253,611

(1)
The grant date fair value of the option award granted to Directors other than Mr. Thompson and Mr. Dean was $3.15 per share. The grant date fair value of Mr. Thompson’s and Mr. Dean's option awards were $4.57 and $4.48, respectively.

(2)	The grant date fair value of the restricted stock awarded to Directors other than Mr. Thompson was $5.19 per share. The grant date fair value of Mr. Thompson’s restricted stock award was $7.51.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2011, relating to our equity compensation plans pursuant to which grants of options, restricted stock or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	2,226,053		—
Equity compensation plans not approved by security holders(2)	5,557,097	$5.18	1,050,036
Total	7,783,150	$4.92	1,050,036

(1)	Represents options, warrants and/or rights outstanding that were issued under The 1997 Stock Option and Stock Purchase Plan. The 1997 Stock Option and Stock Purchase Plan expired on October 22, 2007.

(2)
Represents options, warrants and/or rights outstanding issued under the 2004 Equity Incentive Plan.  The maximum number of shares remaining available for future issuance shall be cumulatively increased on the first January 1 after the Effective Date, August 24, 2004, and each January 1 thereafter for 9 more years, by a number of shares equal to the lesser of (a) 2% of the number of shares issued and outstanding on the immediately preceding December 31, and (b) a number of shares set by the Board.

On August 24, 2004, our 2004 Equity Incentive Plan (the “Plan”), became effective upon approval by our Board of Directors.  The Plan is designed to provide our employees, directors and consultants the opportunity to purchase our common stock through non-qualified stock options, stock appreciation rights, restricted stock units, or restricted stock and cash awards.  The Compensation Committee of the Board administers the Plan and determines the number of shares underlying each award, the vesting of such shares and other important terms of awards pursuant to the terms of the Plan.  Awards may be granted under the Plan over a ten-year period and the Board has initially reserved 3,000,000 shares of common stock for issuance under the Plan.  The maximum number of shares reserved for issuance under the Plan may be cumulatively increased (subject to Board discretion) on an annual basis, as provided in the footnote to the Equity Compensation Plan Information table.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee provided the following statement:

“The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management.  Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in the Annual Meeting proxy statement on Schedule 14A.

Respectfully submitted,

Compensation Committee of the Board of Directors
David M. Rickey, Chair
Paul W. Hawran
Ronald D. Henriksen
Richard J. Hawkins

April 27, 2012"

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Compensation Committee Report and the following Audit Committee Report and the Comparative Stock Performance Graph shall not be incorporated by reference into any such filings.

AUDIT MATTERS

Report of the Audit Committee

The duties and responsibilities of the Audit Committee are set forth in its written charter, a copy which is available on the Company’s website. Under the guidance of a written charter adopted by the Board of Directors, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements.  The responsibilities of the Audit Committee include appointing and providing for the compensation of the Company’s registered public accounting firm.  Each of the members of the Audit Committee meets the independence requirements of NASDAQ.

Management has primary responsibility for the system of internal controls over financial reporting, disclosure controls and procedures, and for preparing the Company’s consolidated financial statements. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee provided the following report:

“The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2011 with the Company’s management and the Company’s independent registered public accounting firm, KPMG LLP (“KPMG”).  The Audit Committee has discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence regarding KPMG’s communications with the Audit Committee concerning independence, discussed with KPMG their independence, and concluded that the non-audit services performed by KPMG are compatible with maintaining their independence.  KPMG advised the audit committee that KPMG was and continues to be independent accountants with respect to the Company. Based upon the Audit Committee’s review and discussions as noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Audit Committee of the Board of Directors
Paul W. Hawran, Chair
David M. Rickey
E. Carmack Holmes, M. D.

April 27, 2012

Principal Accountant Fees and Services

The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.  The Audit Committee reviews and must pre-approve all audit and non-audit services performed by KPMG LLP as well as the fees charged by KPMG LLP for such services.  No fees were approved under the Regulation S-X Rule 2.01(c)(7)(i)(C) exception to the pre-approval requirement.  In its review of non-audit service fees, the Audit Committee considers, among other things, the possible impact of the performance of such services on the accounting firm’s independence.

The following table shows the aggregate fees paid or accrued by the Company for the audit and other services provided by KPMG LLP for fiscal years ended December 31, 2011 and 2010.

	2011	2010
Audit fees (1)	$530,734	523,172
Audit related fees (2)	40,000	53,750
Tax Fees (3)	191,204	46,342
All other fees (4)	—	—
Total	$761,938	$623,264

(1) (1)
Audit fees consist of fees for professional services performed by KPMG LLP for the integrated audit of our annual financial statements (and internal control over financial reporting) included in our Form 10-K filing and review of financial statements included in our quarterly Form 10-Q filings, reviews of registration statements and issuances of consents, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2) (2)
Audit related fees consist of fees for assurance and related services, such as comfort letters, performed by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements.

(3) (3)	Tax fees consist of fees for professional services performed by KPMG LLP with respect to tax compliance, tax advice, tax consulting and tax planning.
(4) (4)	All other fees consist of fees for other permissible work performed by KPMG LLP that does not meet with the above category descriptions. No such fees were incurred in 2011 or 2010.

Comparative Stock Performance Graph

The following graph shows how an initial investment of $100 in our common stock would have compared to an equal investment in the Nasdaq Composite Index and the NASDAQ Biotechnology Index during the period from December 31, 2006 through December 31, 2011. The performance shown is not necessarily indicative of future price performance.

OTHER MATTERS

Stockholders Sharing the Same Address

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one Notice of Availability of Proxy Materials is being delivered to that address unless contrary instructions from any stockholder at that address were received.  This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs.  However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Annual Report to Stockholders may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at:  (858) 458-0900.  The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household.  If it does not, a stockholder who would like to make one of these requests should contact the Company as indicated above.

Stockholder Proposals for the 2013 Meeting

Stockholders interested in submitting a proposal for consideration at our 2013 Annual Meeting must do so by sending such proposal to our Corporate Secretary at Cytori Therapeutics, Inc., 3020 Callan Road, San Diego, CA 92121, Attention:  Corporate Secretary. Under the SEC’s proxy rules, the deadline for submission of proposals to be included in our proxy materials for the 2013 Annual Meeting is March 7, 2013. Accordingly, in order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2013 Annual Meeting, any such stockholder proposal must be received by our Corporate Secretary on or before March 7, 2013 and comply with the procedures and requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as well as the applicable requirements of our by-laws. Any stockholder proposal received after March 7, 2013 will be considered untimely, and will not be included in our proxy materials. In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with our by-laws.

Our by-laws require advance notice of business to be brought before a stockholders’ meeting, including nominations of persons for election as directors. To be timely, notice to our Corporate Secretary must be received at our principal executive offices not less than 120 days prior to the anniversary date of the preceding year’s Annual Meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at our 2013 Annual Meeting, such a proposal must be received by the Company no later than April 18, 2013; provided, however, that in the event we hold the 2013 Annual Meeting of stockholders more than 30 days before or after the one-year anniversary date of the 2012 Annual Meeting, a proposal must be received by the Company a reasonable time before the proxy solicitation is made.

MISCELLANEOUS

Our Board of Directors knows of no other business to be presented at our Annual Meeting.  If other matters properly come before our Annual Meeting, it is intended that the proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons holding such proxies.

By Order of the Board of Directors,

CHRISTOPHER J. CALHOUN
Chief Executive Officer

[BALLOT]

C/O COMPUTERSHARE 250 ROYALL STREET CANTON, MA 02021
VOTE BY INTERNET
Before the meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the meeting - Go to www.virtualshareholdermeeting.com/cytx

You may attend the meeting on August 16, 2012 via internet at www.virtualshareholdermeeting.com/cytx and vote during the meeting using your control number that is printed in the box marked by the arrow.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CYTORI THERAPEUTICS, INC. The Board of Directors recommends that you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐

1. Election of Directors
    Nominees
01)	Lloyd H. Dean	06)	Ronald D. Henriksen
02)	Christopher J. Calhoun	07)	E. Carmack Holmes, MD
03)	Richard J. Hawkins	08)	David M. Rickey
04)	Paul W. Hawran	09)	Tommy G. Thompson
05)	Marc H. Hedrick, MD

The Board of Directors recommends you vote FOR the following proposal:

		For	Against	Abstain
2.	To ratify the selection of KPMG LLP as the independent registered public accounting firm of Cytori for the fiscal year ending December 31, 2012.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date:	Signature (Joint Owners)	Date:

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com.

CYTORI THERAPEUTICS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 16, 2012

The undersigned hereby appoints Christopher J. Calhoun and Marc H. Hedrick, MD, or either of them, as proxy holders each with full power of substitution, to appear on behalf and to vote all shares of common stock of Cytori Therapeutics, Inc. (the "Company")
that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on August 16, 2012, and at any postponement thereof.

When properly executed, this proxy will be voted as directed. If properly executed and no instructions are specified, this proxy will be voted FOR the election of the listed Nominees as Directors under Proposal 1, FOR Proposal 2, and in the discretion of the proxies with respect to such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Director's recommendations.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

Continued and to be signed on reverse side